October 31, 2007

VIA FEDERAL EXPRESS/EMAIL

Mitchell Finer

Chief Executive Officer

Intracel Holdings Corporation

550 Highland Street, Suite 417

Frederick, MD 21701

RE:	Product Supply Agreement between Organon Teknika Corporation (“OTC”) and Intracel Resources LLC (as successor in interest to Intracel Corporation) dated December 1, 2000, as amended by Addendum dated November 26, 2002 (the “Supply Agreement”) and Letter Agreement dated as of November 27, 2002 between OTC, Organon BioSciences International B.V. (“OBS”) (as successor in interest to Akzo Nobel Pharma International B.V.) (OTC and OBS, together Organon), Intracel Corporation and Intracel Acquisition Holding Company LLC (the “Original Letter Agreement")

Dear Mr. Finer:

Thank you and your team for forwarding the proposal dated October 18, 2006 on behalf of Intracel to restructure the relationship between Organon and its affiliates. We have considered your proposal and through this “Letter Agreement" hereby respond as follows:

1.	Original Letter Agreement. Upon the acceptance of this proposal by Intracel Holdings Corporation (hereinafter, “Intracel”) (on behalf of its affiliate Intracel Resources LLC and as successor in interest to Intracel Formation Corporation, the ultimate beneficial owner of the assets transferred pursuant to the bankruptcy transfer from Intracel Corporation contemplated by the Original Letter Agreement) and Intracel Acquisition Holding Company LLC, the provisions of this Letter Agreement will supersede the Original Letter Agreement and, along with the Amended and Restated Supply Agreement and the New Security Agreement (each, as defined below), will constitute the full and complete agreement among the parties with respect to the Original Letter Agreement and the matters covered thereby.

2.	Liabilities and Security Agreement. For the purposes hereof, the term “Liabilities” shall mean any and all obligations accrued or owing by Intracel or any of its affiliates through the date of this Letter Agreement under or with respect to the Letter Agreement, including without limitation, US $4,000,000 (plus 12% accrued interest since January 31, 2005, date of default), plus 5% royalty on the sales of OncoVax from its commercialization through December 31, 2013.

Organon Teknika Corporation LLC	T 1 919 620-7201
100 Rodolphe Street
Durham, NC 27712
USA

3.	Current Liabilities. The Liabilities (including the accrued interest referenced in Section 2 above) will be replaced in their entirety by the Current Liabilities. The “Current Liabilities” shall comprise the following:

(a)	Settled Amount: US $4,000,000 (plus any accrued interest described in Section 3(a)(ii) below) which will be paid as follows:

(i)	Intracel will make a payment of US $500,000 to OTC, or a designated affiliate, upon execution by Intracel of this Letter Agreement;

(ii)	No later than one (1) year after the date of this Letter Agreement, Intracel will make a payment of US $500,000 (plus accrued interest calculated from the date of this Letter Agreement based on a simple annual interest rate based on the prime lending rate in effect on the anniversary of the signing of this Letter Agreement) to OTC, or a designated affiliate. Prior to such payment being made, OTC may elect to receive in lieu of such payment a number of shares of Vaccinogen stock that are equivalent to US $500,000, which number shall be determined by OTC and Vaccinogen by mutual agreement. OTC shall make such election, if at all, by written notice to Intracel.

(iii)	Commencing one (1) year after the first marketing approval of OncoVax by the United States Food and Drug Administration or the European Medicines Agency following the date of this Letter Agreement, whichever is first, Intracel shall make an annual payment of US $1,000,000 to OTC until collection of the entire Settled Amount, plus accrued interest calculated from the date of this Letter Agreement based on a simple annual interest rate based on the prime lending rate in effect on the anniversary of the signing of this Letter Agreement;

(iv)	Intracel, or any licensee or successor in interest of Intracel, shall be permitted to, at its option, pay the remaining balance of the Settled Amount, without penalty, at any time, including prior to marketing approval of OncoVax;

(v)	Should Intracel (or its successor in interest) divest, out-license or otherwise partner OncoVax or any Tice® BCG based product (other than the transaction contemplated by Section 6) and receive financial benefit from that transaction, excluding reimbursements for the costs of clinical development or market launch or funds raised solely to finance the clinical development of OncoVax in bona fide debt or equity financings, the balance of the Settled Amount shall become payable within thirty (30) days of the first receipt of such financial benefit (except as set forth in the following sentence). If the amounts received by Intracel (or its successor in interest) as a result of the aforementioned transaction(s) is less than the outstanding balance on the Settled Amount, OTC is to be paid to the extent funds are available from the transaction and the remaining debt is to be paid post marketing approval as prescribed in this Letter Agreement.

(b)	Royalties: In addition, Intracel shall pay OTC, or its designated affiliate, a royalty of ten percent (10%) of the Net Sales of OncoVax (and all other Tice® BCG related products, if any) until the Settled Amount is paid in full, including interest, and three percent (3%) for five (5) years thereafter. Such payments are to be made quarterly. For the purpose of this Section 3(b), “Net Sales” shall mean the amounts invoiced or charged purchasers for the applicable product sold by Intracel, its Affiliates or (sub)licensees, or other transferees of the OncoVax assets, to a third party, less costs of insurance incident to transportation; transportation and shipping costs; excise, sales, luxury, gross receipt, turnover or similar taxes and customs duties; trade and cash discounts; sales commissions; and allowances for returns and uncollectible accounts. For clarity, the following shall not be considered Net Sales for the purpose of this Letter Agreement: (a) any consideration received as a result of a license of patent rights or know-how with respect to a specified product or products, including all license fees, royalties and milestone payments and (b) any payments to fund research or other product development expenses and costs. During the term of this Letter Agreement (and for a period of three years after Intracel’s royalty obligations expire), Intracel (or its successor in interest) shall keep accurate records pertaining its business and the sale of OncoVax, in sufficient detail to allow OTC to confirm any payments due hereunder to OTC. OTC shall have the right to cause an independent auditor to audit such records to confirm such payments.

4.	New Security Agreement. The outstanding balance on the Settled Amount shall be secured pursuant to a separate security agreement (the “New Security Agreement") executed by Intracel covering the ownership rights of OncoVax. The New Security Agreement will permit assignment to OTC affiliates. Intracel shall ensure, prior to the execution of the New Security Agreement, that all priority liens granted by Intracel with respect to the collateral covered by the New Security Agreement are subordinated to the security interest granted pursuant to the New Security Agreement.

5.	Default. Intracel’s failure to make a payment hereunder with respect to the Settled Amount when due shall constitute an event of default, which if unremedied for a period of forty five (45) days after written notice of such default has been received by Intracel, shall also constitute an event of default under the Supply Agreement and the New Security Agreement in accordance with their applicable terms. Notwithstanding the foregoing, any failure by Vaccinogen (as defined below) to make any payments set forth in Section 3 or Section 8, as required by the Vaccinogen License (as defined below), shall not be treated as an event of default under this Letter Agreement (or the Supply Agreement or the New Security Agreement), provided that (a) Intracel terminates the Vaccinogen License within thirty (30) days after Intracel receives written notice of Vaccinogen’s failure to make such payment; (b) Intracel (or a successor in interest) complies with any then-due payments under Section 3 or Section 8 no later than the termination of the Vaccinogen license; and (c) Intracel (or a successor in interest) thereafter complies with any further payments pursuant Section 3 or Section 8 as they come due. Upon a breach by Vaccinogen as provided in this Article 5, failure by Intracel to comply with the requirements of (a), (b), and (c) in this Article 5, shall constitute an event of default. Notwithstanding anything to the contrary set forth herein or in any prior or contemporaneous agreement between Intracel and OTC (or an OTC affiliate), if Intracel agrees in writing to assign its entire right, title, and interest in the collateral covered by the New Security Agreement to OTC or a designated OTC affiliate within thirty (30) days after Intracel receives written notice of Vaccinogen’s failure to make a payment, then such assignment shall be Intracel’s sole liability, and OTC’s sole remedy, with respect to such failure.

6.	Vaccinogen Transaction. Notwithstanding anything to the contrary set forth in this Letter Agreement or the New Security Agreement and subject to OTC’s prior approval of a definitive license agreement between Intracel and Vaccinogen, Inc. (“Vaccinogen”) (the “Vaccinogen License”), Intracel shall be permitted to license its rights to the OncoVAX-related assets (including all associated intellectual property and rights under the Amended and Restated Supply Agreement) to Vaccinogen. In the event Intracel assigns such OncoVax related assets to Vaccinogen in accordance with the terms of the Vaccinogen License, then Intracel may also assign this Letter Agreement, the New Security Agreement, and the Amended and Restated Supply Agreement to Vaccinogen; provided that, in connection with such license and/or assignment, as applicable, Vaccinogen agrees in writing to be bound by all provisions of the applicable agreement as if Vaccinogen were Intracel. In no event shall any license or assignment to Vaccinogen release Intracel from its obligations to OTC under this Letter Agreement, the New Security Agreement and the Amended and Restated Supply Agreement.

7.	Amended and Restated Supply Agreement. The Supply Agreement shall be amended and restated, as specifically detailed in Exhibit 1, attached hereto (the “Amended and Restated Supply Agreement”).

8.	Current Order. The parties acknowledge and agree that, prior to the parties’ execution of this Letter Agreement and the Amended and Restated Supply Agreement, Vaccinogen placed an order for 1,333 vials of Tice BCG at a total cost of $100,000, which Vaccinogen paid for at the time of order.

9.	Governing Law, Arbitration Clause. This Letter Agreement shall be governed in accordance with the laws and dispute provisions governing the Amended and Restated Supply Agreement.

10.	Intracel Entities. For the purpose of this Letter Agreement, the Amended and Restated Supply Agreement and the New Security Agreement, Intracel, Intracel GmbH, Intracel BV, Intracel Resources LLC and any of their respective affiliates (other than Intracel Acquisition Holding Company LLC) (together, the “Intracel Entities”) shall be jointly and severally liable to OTC and its affiliates.

11.	Representations and Warranties.

(a)  the Intracel Entities represent and warrant to Organon that, as of the date of this Letter Agreement:

(i)        all liens granted by Intracel with respect to the collateral covered by the New Security Agreement are subordinated to the security interest granted to Organon pursuant to the New Security Agreement;

(ii)        they are duly incorporated or formed (as appropriate), validly existing and in good standing under the laws in which they are incorporated or formed;

(iii)       they have full legal right, corporate power and authority to enter into this Letter Agreement and perform the transactions contemplated hereby. This Letter Agreement has been duly authorized by the applicable Intracel Entities. The execution, delivery and performance of this Letter Agreement by the Intracel Entities and the consummation of the transactions herein contemplated will not violate any existing agreements to which the Intracel Entities are party to or violate any statute or any judgment, decree, order, rule or regulation of any governmental authority applicable to the Intracel Entities. Upon the execution and delivery of this Letter Agreement, this Letter Agreement will constitute a valid and binding obligation of the Intracel Entities, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally.

(b)  OTC represents and warrants to Intracel that, as of the date of this Letter Agreement:

(i)         it is duly incorporated, validly existing and in good standing under the laws in which it is incorporated;

(ii)        it has full legal right, corporate power and authority to enter into this Letter Agreement and perform the transactions contemplated hereby. The execution, delivery and performance of this Letter Agreement by OTC and the consummation of the transactions herein contemplated will not violate any existing agreements to which OTC is party to or violate any statute or any judgment, decree, order, rule or regulation of any governmental authority applicable to OTC. Upon the execution and delivery of this Letter Agreement, this Letter Agreement will constitute a valid and binding obligation of OTC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally.

12.	Notices. Intracel hereby agrees to promptly notify OTC of (i) any breach by Vaccinogen under the License Agreement, (ii) the commencement of an event of bankruptcy (including filing of a petition of bankruptcy) by either Intracel and/or Vaccinogen, or (iii) if a new security interest is granted by Intracel or Vaccinogen in connection with the Collateral under the New Security Agreement.

13.	The need to set out the terms and conditions of this Letter Agreement in further detail in additional documentation does not in any way limit the commitments made by the parties hereto herein. The parties hereto agree to implement this proposal through amendment to existing agreements, where necessary, and to enter into such other agreements and take all step and actions as may be necessary to carry out the provisions set forth herein.

Please indicate acceptance of these terms by signing below.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Accepted and agreed on behalf of:

INTRACEL HOLDINGS CORPORATION		INTRACEL ACQUISITION
HOLDING COMPANY LLC

By:	/s/ Mitchell H. Finer	By:	/s/ Charles Lindsay
Name:	Mitchell H. Finer	Name:	CHARLES LINDSAY
Title:		Title:	AUTHORIZED SIGNATORY

ORGANON BIOSCIENCES		ORGANON TEKNIKA CORP.
INTERNATIONAL B.V.

By:	/s/ ATM Wilderbeek	By:	/s/ Dante Serricchio
Name:	ATM Wilderbeek	Name:	Dante Serricchio
Title:	Director	Title:	President

By:	/s/ G. Van Alphen	By:	/s/ A.P. van Tiggelen
Name:	G. Van Alphen	Name:	A.P. van Tiggelen
Title:	Director	Title:	VP Finance

[SIGNTATURE PAGE TO LETTER AGREEMENT]